Exhibit 99.1

NEWS RELEASE

Investor Relations

301-770-3099 | www.nabi.com

FOR IMMEDIATE RELEASE

Nabi Biopharmaceuticals Announces Third Quarter 2010 Financial Results

Rockville, Maryland, November 3, 2010 – Nabi Biopharmaceuticals (NASDAQ: NABI) today announced its third quarter financial results for the quarter ended September 25, 2010. The Company reported net income of $5.1 million, or $0.12 per share, compared to a net loss of $7.0 million, or $0.14 per share, for the period ended September 26, 2009.

Third quarter revenue was $12.3 million reflecting amounts recognized under the PentaStaph and NicVAX agreements with GlaxoSmithKline Biologicals (GSK), including amortization of the upfront fees that are being recognized as revenue ratably over the terms of the joint steering committees created under these agreements. The revenue includes $2.6 million from the initial $21.5 million payment received from GSK for PentaStaph and $0.6 million from the initial $40.0 million payment from GSK for NicVAX. Also reflected in third quarter revenue is $8.0 million for the successful achievement of a PentaStaph milestone as well as $0.8 million and $0.3 million in the third quarter of 2010 related to services we provided to GSK under the PentaStaph and NicVAX agreements, respectively. We had no revenue in the third quarter of 2009.

General and Administrative expenses were $1.4 million for the third quarter 2010 compared to $2.4 million in the prior year period. This decrease reflects our efforts to reduce expenses as well as lower legal and facilities costs and an allocation of $0.8 million of these expenses to costs of services incurred for performance under the PentaStaph and NicVAX agreements with GSK. As anticipated, Research and Development expenses increased to $6.8 million in the third quarter 2010 compared to $4.7 million in 2009, primarily reflecting increased costs for the two Phase III NicVAX clinical trials that were initiated in the fourth quarter of 2009 and the first quarter of 2010. These expenses are net of $2.7 million of reimbursements through grants received from The National Institute on Drug Abuse and the U.S. Department of Defense for NicVAX and PentaStaph research, respectively.

For the nine months ended September 25, 2010, the Company’s net income was $7.2 million, or $0.16 cents per share, compared to a net loss of $19.8 million, or $0.39 cents per share, for the nine months ended September 26, 2009. General and Administrative expenses for the current nine-month period were $4.4 million compared to $8.0 million in 2009 while Research and Development expenses were $19.2 million for the current nine-month period compared to $11.9 million for the comparable 2009 period.

Net cash provided by operating activities for the nine months ended September 25, 2010 was $41.5 million, compared to cash used in operating activities of $13.8 million for the nine months ended September 25, 2009. The significant increase in cash provided by operating activities in 2010 was primarily associated with the $65.3 million received from GSK associated with the PentaStaph and NicVAX agreements offset in part by cash used for general and administrative and research and development expenses

Cash, cash equivalents and marketable securities totaled $112.2 million at September 25, 2010 compared to $119.0 million at the end of 2009. The decline reflects the use of $42.8 million for the repurchase of our common stock and $6.1 million for the repurchase of the remaining balance of our Convertible Senior Notes, offset in part by net cash provided by operating activities. During the third quarter we repurchased 1.1 million shares of common stock for $5.9 million, or $5.33 per share. The share repurchase program had a remaining balance of $27.8 million at September 25, 2010.

“I am very pleased with our progress in the third quarter,” said Dr. Raafat Fahim, President and Chief Executive Officer of Nabi Biopharmaceuticals. “We completed another PentaStaph milestone, strengthened our NicVAX patent portfolio and have made great progress with our NicVAX Phase III trials, including completion of recruitment in the first of these two trials. Recruitment for the second Phase III trial is progressing on schedule and we expect to complete enrollment by year-end. We are prudently managing our resources and maintaining our financial health while fully engaged in both Phase III trials.”

Recent Events

•	Received $8.0 million from GSK in the third quarter for the successful completion of a third milestone associated with sale of PentaStaphTM.

•	Received a U.S. patent for treating and preventing nicotine addiction with NicVAX® and related conjugate vaccines. The patent runs through December 2018.

•	Entered into a long-term manufacturing agreement for Drug Substance integral to the production of NicVAX in preparation for the potential commercialization of the vaccine.

•

Recognized an income tax benefit of $1.8 million in the third quarter relating to the expected refund of alternative minimum tax (AMT) associated with the carryback of the 2009 AMT NOL against previously paid AMT as a result of recently enacted tax legislation.

Upcoming Events

•	Complete the final PentaStaph milestone within the next six months and collect the $5 million payment.

•	Complete enrollment in the second NicVAX Phase III trial by year-end.

•	Anticipate preliminary results from the first NicVAX Phase III trial in the second half of 2011.

Financial Results Conference Call and Webcast Information

The Company will host a live webcast at 4:30 p.m. EDT today to discuss these results. The live webcast can be accessed at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=100445&eventID=3454562

(Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your browser. Remove the space if one exists.) or via the Nabi Biopharmaceuticals website at http://www.nabi.com.

If you do not have Internet access, the U.S./Canada call-in number is 866-825-3209 and the international call-in number is 617-213-8061. The passcode is 63749231. An audio replay will be available through November 11, 2010 for U.S./Canada callers at 888-286-8010 and for international callers at 617-801-6888. The replay passcode is 13491484.

The press release and an archived version of the webcast will be available on the company’s website at http://www.nabi.com.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop products that target serious medical conditions in the areas of nicotine addiction and gram-positive bacterial infections. Nabi Biopharmaceuticals is currently developing NicVAX® (Nicotine Conjugate Vaccine), an innovative and proprietary investigational vaccine for treatment of nicotine addiction and prevention of smoking relapse. The company is headquartered in Rockville, Maryland. For additional information about Nabi Biopharmaceuticals, please visit www.nabi.com

Forward-Looking Statements

Statements in this release that are not strictly historical are forward-looking statements and include statements about products in development, results and analyses of clinical trials and studies, research and development expenses, cash expenditures, licensure applications and approvals, and alliances and partnerships, among other matters. You can identify these forward-looking statements because they involve our expectations, intentions, beliefs, plans, projections, anticipations, or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to our ability to conduct and obtain successful results from our two Phase III clinical trials for NicVAX; GlaxoSmithKline Biologicals (GSK) failure to exercise its option for and successfully commercialize NicVAX; GSK’s failure to successfully develop and commercialize any future generation candidate nicotine vaccine utilizing our intellectual property; our ability to commercialize NicVAX if GSK does not exercise its option for NicVAX; our ability to raise sufficient new capital resources to fully develop and commercialize NicVAX if GSK does not exercise the NicVAX option; our ability to attract, retain and motivate key employees; our ability to collect any further milestones and royalty payments under the PhosLo and PentaStaph agreements; the ability to obtain regulatory approval for NicVAX and any future generation candidate nicotine vaccine in the U.S. or other markets; our ability to successfully contract with contract manufacturing organizations for the manufacture and supply of NicVAX and the risk that these organizations will not fulfill their obligations to us; our ability to comply with reporting and payment obligations under government rebate and pricing programs; and loss of full use of our net operating loss carryforwards. Some of these factors are more fully discussed, as are other factors, in our Annual Report on Form 10-K for the fiscal year ended December 26, 2009 filed with the Securities and Exchange Commission. We do not undertake to update any of these forward-looking statements or to announce the results of any revisions to these forward-looking statements except as required by law.

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 25, 2010	December 26, 2009
ASSETS
Current assets:
Cash and cash equivalents	$37,280	$59,510
Marketable securities	66,953	59,489
Receivables	3,988	9,122
Prepaid expenses and other current assets	3,270	1,572

Total current assets	111,491	129,693

Marketable securities	7,920	—
Property and equipment, net	520	855
Other assets	545	769

Total assets	$120,476	$131,317

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$508	$1,735
Accrued expenses and other current liabilities	6,667	4,961
Deferred revenue, current portion	10,432	18,447
2.875% convertible senior notes, net	—	5,951
Current liabilities of discontinued operations	2,207	2,816

Total current liabilities	19,814	33,910
Deferred revenue	36,000	—

Total liabilities	55,814	33,910

Stockholders’ equity:
Convertible preferred stock	—	—
Common stock	6,315	6,278
Capital in excess of par value	368,113	365,841
Treasury stock	(92,563)	(50,267)
Other comprehensive income (loss)	13	(20)
Accumulated deficit	(217,216)	(224,425)

Total stockholders’ equity	64,662	97,407

Total liabilities and stockholders’ equity	$120,476	$131,317

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 25, 2010	September 26, 2009	September 25, 2010	September 26, 2009
Revenue
Revenue	$12,335	$—	$30,925	$—
Operating expenses:
Costs of services	843	—	2,128	—
General and administrative expenses	1,415	2,351	4,380	7,796
Research and development expenses	6,801	4,651	19,236	11,857

Operating income (loss)	3,276	(7,002)	5,181	(19,653)
Interest income	75	50	166	320
Interest expense	(13)	(139)	(200)	(636)
Other income (expense), net	32	108	297	132

Net income (loss) before taxes	3,370	(6,983)	5,444	(19,837)
Income tax benefit	1,765	—	1,765	—

Net income (loss)	$5,135	$(6,983)	$7,209	$(19,837)

Basic income (loss) per share	$0.12	$(0.14)	$0.16	$(0.39)
Diluted income (loss) per share	$0.12	$(0.14)	$0.16	$(0.39)

Basic weighted average shares outstanding	42,356	50,339	45,084	50,802
Diluted weighted average shares outstanding	42,538	50,339	45,304	50,802

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Nine Months Ended
	September 25, 2010	September 26, 2009
Cash flow from operating activities:
Net income (loss) from continuing operations	$7,209	$(19,837)
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used in) operating activities from continuing operations:
Depreciation and amortization	302	380
Accretion of discount on convertible senior notes	99	393
Share-based compensation	1,895	1,347
Other	(4)	6
Changes in assets and liabilities:
Receivables	5,135	—
Prepaid expenses and other assets	(1,485)	(168)
Accounts payable, accrued expenses and other	952	(255)
Deferred revenue	27,985	—

Net cash provided by (used in) operating activities from continuing operations	42,088	(18,134)
Net cash provided (used in) by operating activities from discontinued operations	(609)	4,366

Net cash provided by (used in) operating activities	41,479	(13,768)

Cash flow from investing activities:
Proceeds from sales and maturities of marketable securities	103,615	24,701
Purchases of marketable securities	(118,966)	(75,963)
Proceeds from sales of property and equipment	50	—
Capital expenditures	(3)	—

Net cash used in investing activities	(15,304)	(51,262)

Cash flow from financing activities:
Proceeds from issuances of common stock for employee benefit plans	413	297
Purchase of common stock for treasury	(42,768)	(3,466)
Repurchase of convertible senior notes	(6,050)	(10,091)

Net cash used in financing activities	(48,405)	(13,260)

Net decrease in cash and cash equivalents	(22,230)	(78,290)
Cash and cash equivalents at beginning of period	59,510	106,438

Cash and cash equivalents at end of period	$37,280	$28,148